                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No.  )*


                           CARDIOGENESIS CORPORATION
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  001415 9K 1
--------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement.   (A fee is
not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                              Page 1 of 21 Pages

-----------------------                                  ---------------------
  CUSIP NO. 00014159K1                  13G                PAGE 2 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Kleiner Perkins Caufield & Byers VII, L.P., a California Limited
               Partnership ("KPCB VII")
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        California Limited Partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                          - 0 -

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                                                      991,454
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                                           - 0 -

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                                                      991,454
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                      991,454

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                          [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                                                                         8.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                                                           PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 00014159K1                  13G                PAGE 3 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        KPCB VII Associates, L.P., a California Limited Partnership ("KPCB
             VII Associates")
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        California Limited Partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                          - 0 -

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,043,635 shares of which 991,454 shares are
                          directly owned by KPCB VII and 52,181 shares are
                          directly owned by KPCB Life Sciences Zaibatsu Fund
                          II, a California Limited Partnership (KPCB ZF II").
                          KPCB VII Associates is the general partner of KPCB
                          VII and KPCB ZF II.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                                           - 0 -

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    1,043,635 shares of which 991,454 shares are
                          directly owned by KPCB VII and 52,181 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                    1,043,635

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                          [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                                                                         8.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                                                           PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 00014159K1                  13G                PAGE 4 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Alexander E. Barkas
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                          - 0 -

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,043,635 shares of which 991,454 shares are
                          directly owned by KPCB VII and 52,181 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates
                          is the general partner of KPCB VII and KPCB ZF II.
                          Mr. Barkas is a general partner of KPCB VII
                          Associates. Mr. Barkas disclaims beneficial ownership
                          of shares held directly by KPCB VII and KPCB ZF II.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                                           - 0 -

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    1,043,635 shares of which 991,454 shares are
                          directly owned by KPCB VII and 52,181 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II.
                          Mr. Barkas is a general partner of KPCB VII
                          Associates. Mr. Barkas disclaims beneficial ownership
                          of shares held directly by KPCB VII and KPCB ZF II.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                    1,043,635

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                          [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                                                                         8.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                                                           IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 00014159K1                  13G                PAGE 5 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Kevin R. Compton
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                          - 0 -

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,043,635 shares of which 991,454 shares are
                          directly owned by KPCB VII and 52,181 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates
                          is the general partner of KPCB VII and KPCB ZF II.
                          Mr. Compton is a general partner of KPCB VII
                          Associates. Mr. Compton disclaims beneficial
                          ownership of shares held directly by KPCB VII and
                          KPCB ZF II.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                                           - 0 -

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    1,043,635 shares of which 991,454 shares are
                          directly owned by KPCB VII and 52,181 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II.
                          Mr. Compton is a general partner of KPCB VII
                          Associates. Mr. Compton disclaims beneficial
                          ownership of shares held directly by KPCB VII and
                          KPCB ZF II.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                    1,043,635

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                          [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                                                                         8.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                                                           IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 00014159K1                  13G                PAGE 6 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Brook H. Byers
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                          - 0 -

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,043,635 shares of which 991,454 shares are
                          directly owned by KPCB VII and 52,181 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates
                          is the general partner of KPCB VII and KPCB ZF II.
                          Mr. Byers is a general partner of KPCB VII
                          Associates. Mr. Byers disclaims beneficial ownership
                          of shares held directly by KPCB VII and KPCB ZF II.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                                           - 0 -

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    1,043,635 shares of which 991,454 shares are
                          directly owned by KPCB VII and 52,181 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II.
                          Mr. Byers is a general partner of KPCB VII
                          Associates. Mr. Byers disclaims beneficial ownership
                          of shares held directly by KPCB VII and KPCB ZF II.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                    1,043,635

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                          [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                                                                         8.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                                                           IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 00014159K1                  13G                PAGE 7 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Vinod Khosla
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                          - 0 -

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,043,635 shares of which 991,454 shares are
                          directly owned by KPCB VII and 52,181 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates
                          is the general partner of KPCB VII and KPCB ZF II.
                          Mr. Khosla is a general partner of KPCB VII
                          Associates. Mr. Khosla disclaims beneficial ownership
                          of shares held directly by KPCB VII and KPCB ZF II.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                                           - 0 -

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    1,043,635 shares of which 991,454 shares are
                          directly owned by KPCB VII and 52,181 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II.
                          Mr. Khosla is a general partner of KPCB VII
                          Associates. Mr. Khosla disclaims beneficial ownership
                          of shares held directly by KPCB VII and KPCB ZF II.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                    1,043,635

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                          [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                                                                         8.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                                                           IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 00014159K1                  13G                PAGE 8 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        William R. Hearst. III
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                          - 0 -

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,043,635 shares of which 991,454 shares are
                          directly owned by KPCB VII and 52,181 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates
                          is the general partner of KPCB VII and KPCB ZF II.
                          Mr. Hearst is a general partner of KPCB VII
                          Associates. Mr. Hearst disclaims beneficial ownership
                          of shares held directly by KPCB VII and KPCB ZF II.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                                           - 0 -

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    1,043,635 shares of which 991,454 shares are
                          directly owned by KPCB VII and 52,181 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II.
                          Mr. Hearst is a general partner of KPCB VII
                          Associates. Mr. Hearst disclaims beneficial ownership
                          of shares held directly by KPCB VII and KPCB ZF II.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                    1,043,635

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                          [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                                                                         8.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                                                           IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 00014159K1                  13G                PAGE 9 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        L. John Doerr
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                          - 0 -

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,043,635 shares of which 991,454 shares are
                          directly owned by KPCB VII and 52,181 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates
                          is the general partner of KPCB VII and KPCB ZF II.
                          Mr. Doerr is a general partner of KPCB VII
                          Associates. Mr. Doerr disclaims beneficial ownership
                          of shares held directly by KPCB VII and KPCB ZF II.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                                           - 0 -

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    1,043,635 shares of which 991,454 shares are
                          directly owned by KPCB VII and 52,181 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II.
                          Mr. Doerr is a general partner of KPCB VII
                          Associates. Mr. Doerr disclaims beneficial ownership
                          of shares held directly by KPCB VII and KPCB ZF II.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                    1,043,635

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                          [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                                                                         8.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                                                           IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 00014159K1                  13G               PAGE 10 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Joseph S. Lacob
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                          - 0 -

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,043,635 shares of which 991,454 shares are
                          directly owned by KPCB VII and 52,181 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates
                          is the general partner of KPCB VII and KPCB ZF II.
                          Mr. Lacob is a general partner of KPCB VII
                          Associates. Mr. Lacob disclaims beneficial ownership
                          of shares held directly by KPCB VII and KPCB ZF II.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                                           - 0 -

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    1,043,635 shares of which 991,454 shares are
                          directly owned by KPCB VII and 52,181 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II.
                          Mr. Lacob is a general partner of KPCB VII
                          Associates. Mr. Lacob disclaims beneficial ownership
                          of shares held directly by KPCB VII and KPCB ZF II.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                    1,043,635

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                          [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                                                                         8.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                                                           IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 00014159K1                  13G               PAGE 11 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Bernard Lacroute
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                          - 0 -

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,043,635 shares of which 991,454 shares are
                          directly owned by KPCB VII and 52,181 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates
                          is the general partner of KPCB VII and KPCB ZF II.
                          Mr. Lacroute is a general partner of KPCB VII
                          Associates. Mr. Lacroute disclaims beneficial
                          ownership of shares held directly by KPCB VII and
                          KPCB ZF II.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                                           - 0 -

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    1,043,635 shares of which 991,454 shares are
                          directly owned by KPCB VII and 52,181 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II.
                          Mr. Lacroute is a general partner of KPCB VII
                          Associates. Mr. Lacroute disclaims beneficial
                          ownership of shares held directly by KPCB VII and
                          KPCB ZF II.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                    1,043,635

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                          [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                                                                         8.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                                                           IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 00014159K1                  13G               PAGE 12 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        James P. Lally
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                          - 0 -

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,043,635 shares of which 991,454 shares are
                          directly owned by KPCB VII and 52,181 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates
                          is the general partner of KPCB VII and KPCB ZF II.
                          Mr. Lally is a general partner of KPCB VII
                          Associates. Mr. Lally disclaims beneficial ownership
                          of shares held directly by KPCB VII and KPCB ZF II.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                                           - 0 -

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    1,043,635 shares of which 991,454 shares are
                          directly owned by KPCB VII and 52,181 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II.
                          Mr. Lally is a general partner of KPCB VII
                          Associates. Mr. Lally disclaims beneficial ownership
                          of shares held directly by KPCB VII and KPCB ZF II.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                    1,043,635

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                          [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                                                                         8.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                                                           IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 00014159K1                  13G               PAGE 13 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Douglas J. MacKenzie
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                          - 0 -

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,043,635 shares of which 991,454 shares are
                          directly owned by KPCB VII and 52,181 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates
                          is the general partner of KPCB VII and KPCB ZF II.
                          Mr. MacKenzie is a general partner of KPCB VII
                          Associates. Mr. MacKenzie disclaims beneficial
                          ownership of shares held directly by KPCB VII and
                          KPCB ZF II.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                                           - 0 -

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    1,043,635 shares of which 991,454 shares are
                          directly owned by KPCB VII and 52,181 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II.
                          Mr. MacKenzie is a general partner of KPCB VII
                          Associates. Mr. MacKenzie disclaims beneficial
                          ownership of shares held directly by KPCB VII and
                          KPCB ZF II.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                    1,043,635

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                          [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                                                                         8.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                                                           IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 00014159K1                  13G               PAGE 14 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        E. Floyd Kvamme
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                          - 0 -

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,043,635 shares of which 991,454 shares are
                          directly owned by KPCB VII and 52,181 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates
                          is the general partner of KPCB VII and KPCB ZF II.
                          Mr. Kvamme is a general partner of KPCB VII
                          Associates. Mr. Kvamme disclaims beneficial
                          ownership of shares held directly by KPCB VII and
                          KPCB ZF II.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                                           - 0 -

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    1,043,635 shares of which 991,454 shares are
                          directly owned by KPCB VII and 52,181 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II.
                          Mr. Kvamme is a general partner of KPCB VII
                          Associates. Mr. Kvamme disclaims beneficial
                          ownership of shares held directly by KPCB VII and
                          KPCB ZF II.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                    1,043,635

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                          [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                                                                         8.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                                                           IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(A).   NAME OF ISSUER
             --------------

             CardioGenesis Corporation

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
             -----------------------------------------------

             540 Oakmead Parkway
             Sunnyvale, California 94086

ITEM 2(A)-(C).    NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING
                  -----------------------------------------------

             This statement is being filed by KPCB VII Associates, L.P., a California Limited Partnership ("KPCB VII Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VII Associates are set forth on Exhibit B hereto.

             KPCB VII Associates is general partner to Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership ("KPCB VII") and KPCB Life Sciences Zaibatsu Fund II, L.P., a California limited partnership ("KPCB ZF II"). With respect to KPCB VII Associates, this statement relates only to KPCB VII Associates' indirect, beneficial ownership of shares of Common Stock of CardioGenesis Corporation held directly by KPCB VII and KPCB ZF II (the "Shares"). Management of the business affairs of KPCB VII Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VII Associates listed on Exhibit B hereto, each of whom disclaims beneficial ownership of the Shares.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                    ---------------------------------------------

             Common Stock
             CUSIP # 001415 9K 1

ITEM 3.      Not Applicable
             --------------

ITEM 4.      OWNERSHIP  See rows 5-11 of cover pages.  Each individual general
             ---------
             partner of KPCB VII Associates disclaims beneficial ownership of the Shares.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
             ---------------------------------------------

             Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
          ----------------------------------------------------------------

          Under certain circumstances set forth in the limited partnership agreements of KPCB VII, KPCB ZF II and KPCB VII Associates, the general and limited partners of such entities may have the right to receive dividends from, or the proceeds from, the sale of the Shares of CardioGenesis Corporation owned by each such entity. No such partner's right relates to more than five percent of the class.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          ----------------------------------------------------------------------
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          --------------------------------------------------------

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          ---------------------------------------------------------

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          ------------------------------

          Not applicable.

ITEM 10.  CERTIFICATION.
          -------------

          Not applicable.

                                   SIGNATURES
                                   ----------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997
                                        KPCB VII ASSOCIATES, L.P., A
                                        CALIFORNIA LIMITED PARTNERSHIP


                                        By:__________________________________
                                             A General Partner


                                        KLEINER PERKINS CAUFIELD & BYERS VII,
                                        L.P., A CALIFORNIA LIMITED PARTNERSHIP

                                        By KPCB VII Associates, L.P., a
                                        California Limited Partnership, its
                                        General Partner


                                        By:___________________________________
                                             A General Partner

                                        ALEXANDER E. BARKAS
                                        BROOK H. BYERS
                                        KEVIN R. COMPTON
                                        L. JOHN DOERR
                                        WILLIAM R. HEARST III
                                        VINOD KHOSLA
                                        JOSEPH S. LACOB
                                        BERNARD J. LACROUTE
                                        JAMES P. LALLY
                                        DOUGLAS P. MACKENZIE
                                        E. FLOYD KVAMME


                                        By:___________________________________
                                             Michael S. Curry
                                             Attorney-in-Fact

                                                                   Page 18 0f 21

                                 EXHIBIT INDEX
                                 -------------

                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------
Exhibit A:  Agreement of Joint Filing                                 19

Exhibit B:  List of General Partners of KPCB VII Associates           20

                                   EXHIBIT A
                                   ---------


                           Agreement of Joint Filing
                           -------------------------


          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 1997, containing the information required by Schedule 13G, for the 1,043,635 Shares of CardioGenesis Corporation held by Kleiner Perkins Caufield & Byers VII, L.P., a California Limited Partnership and KPCB Life Sciences Zaibatsu Fund II, L.P., a California Limited Partnership.

Dated:  February 13, 1997

                                        KPCB VII ASSOCIATES, L.P., A
                                        CALIFORNIA LIMITED PARTNERSHIP


                                        By:_____________________________________
                                             A General Partner


                                        KLEINER PERKINS CAUFIELD & BYERS VII,
                                        L.P., A CALIFORNIA LIMITED PARTNERSHIP

                                        By KPCB VII Associates, L.P., a
                                        California Limited Partnership, its
                                        General Partner


                                        By:_____________________________________
                                             A General Partner

                                        ALEXANDER E. BARKAS
                                        BROOK H. BYERS
                                        KEVIN R. COMPTON
                                        L. JOHN DOERR
                                        WILLIAM R. HEARST III
                                        VINOD KHOSLA
                                        JOSEPH S. LACOB
                                        BERNARD J. LACROUTE
                                        JAMES P. LALLY
                                        DOUGLAS P. MACKENZIE
                                        E. FLOYD KVAMME


                                        By:_____________________________________
                                             Michael S. Curry
                                             Attorney-in-Fact

                                   EXHIBIT B
                                   ---------

                              General Partners of
             KPCB VII Associates, a California limited partnership
             -----------------------------------------------------


          Set forth below, with respect to each general partner of KPCB VII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.   (a)  Alexander E. Barkas
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

2.   (a)  Brook H. Byers
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

3.   (a)  Kevin R. Compton
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

4.   (a)  L. John Doerr
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

5.   (a)  William R. Hearst III
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

6.   (a)  Vinod Khosla
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

7.   (a)  Joseph S. Lacob
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

8.   (a)  Bernard J. Lacroute
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

9.   (a)  James P. Lally
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

10.  (a)  Douglas P. MacKenzie
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

11.  (a)  E. Floyd Kvamme
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen